Exhibit 4.6

CERENCE INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. The Plan includes two components: a 423 Component and a Non-423 Component. It is the intention of the Company (but the Company does not undertake) to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 and to have the 423 Component be exempt from the requirements of Section 409A. The provisions of the Plan with respect to the 423 Component shall, accordingly, be construed and administered consistently with that intention. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a) “423 Component” shall mean the part of the Plan, which excludes the Non-423 Component, pursuant to which options to purchase shares of Common Stock that satisfy the requirements for an “employee stock purchase plan” under Section 423 may be granted to Employees eligible to participate in the Plan.

(b) “Account” shall mean a notional payroll deduction account maintained in the participant’s name in the records of the Company.

(c) “Accounting Rules” shall mean U.S. Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

(d) “Administrator” shall mean the Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and/or the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(g) “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

(h) “Company” shall mean Cerence Inc., a Delaware corporation.

(i) “Compensation” shall mean an Employee’s gross regular base salary or wages and shall not include any overtime, shift premiums, or incentive compensation, such as commissions, bonuses or equity-based compensation, or other compensation. Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) or other tax-qualified retirement plan or a plan intended to qualify under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Designated Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established. The Administrator shall have discretion to determine the application of this definition to eligible Employees outside the United States, in accordance with the requirements of Section 423 of the Code for Employees participating in the 423 Component.

(j) “Compensation Committee” shall mean the Compensation Committee of the Board.

(k) “Contributions” shall mean all amounts credited to the Account of a participant pursuant to the Plan.

(l) “Covered Transaction” shall mean any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a Change of Control (as defined in the Company’s 2019 Equity Incentive Plan), or (v) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

(m) “Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board or the Compensation Committee from time to time in its sole discretion as eligible to participate in the 423 Component or the Non-423 Component. A list of Designated Subsidiaries and whether they are designated as eligible to participate in the 423 Component or the Non-423 Component as of the Effective Date of the Plan is set forth on Exhibit A hereto.

(n) “Employee” shall mean any person who is an employee of an Employer.

(o) “Employer” shall mean the Company or any Designated Subsidiary of the Company.

(p) “Employment” shall mean an Employee’s employment with an Employer. Except to the extent required by Section 423, for purposes of an offering under the 423 Component, Employment shall not be considered to be terminated for purposes of the Plan, in the case of a leave of absence agreed to in writing by the Employer, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute (or as otherwise provided under Section 423).

(q) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” shall mean the closing price of the Common Stock, as determined by the Administrator, for the date of determination (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported on the Nasdaq Global Select Market (or any other national securities exchange on which Common Stock is then listed).

(s) “Non-423 Component” shall mean the part of the Plan, which excludes the 423 Component, pursuant to which options to purchase shares of Common Stock that are not intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 may be granted to Employees eligible to participate in the Plan.

(t) “Offering Date” shall mean the first Trading Day of each Offering Period.

(u) “Offering Period” shall mean an offering period established in accordance with Section 4 hereof.

(v) “Plan” shall mean this 2019 Employee Stock Purchase Plan, as from time to time amended and in effect, including both the 423 Component and the Non-423 Component.

(w) “Purchase Date” shall mean the last Trading Day of each Purchase Period.

(x) “Purchase Period” shall mean, unless otherwise determined by the Administrator, the period that begins on the first day, and ends on the last day, of the Offering Period to which it relates. The Administrator shall have the power to change the duration and/or the frequency of Purchase Periods (including the commencement and ending dates thereof), in each case, to the extent permitted by Section 423.

(y) “Section 423” shall mean Section 423 of the Code and the U.S. Treasury Regulations thereunder.

(z) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(aa) “Tax-Related Items” shall mean any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to an eligible Employee’s participation in the Plan, including, but not limited to, the grant or exercise of an option to purchase shares of Common Stock, the receipt of shares of Common Stock and the sale or other disposition of shares of Common Stock acquired under the Plan.

(bb) “Trading Day” shall mean a day on which Common Stock is traded on the Nasdaq Global Select Market (or any other national securities exchange on which Common Stock is then listed).

3. Eligibility.

(a) Subject to applicable law, any Employee (i) who has been employed for at least ten (10) business days prior to the Offering Date of a given Offering Period, (ii) whose customary employment with an Employer is for more than five (5) months per calendar year, (iii) who customarily works twenty (20) hours or more per week for an Employer, and (iv) who satisfies the other requirements of the Plan, including Section 5(a) hereof, shall be eligible to participate in such Offering Period under the Plan, subject to, with respect to an Offering Period under the Section 423 Component, the limitations imposed by Section 423. The Administrator may, for Offering Periods that have not yet commenced, establish additional or other eligibility requirements, or amend the eligibility requirements set forth in this Section 3(a), in each case, consistent with the requirements of applicable law, and with respect to an offering under the Section 423 Component, with the requirements of Section 423.

(b) Unless otherwise determined by the Administrator, a participant whose Employment transfers or whose Employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Subsidiary will not be treated as having terminated Employment for purposes of participating in the Plan or an Offering Period; however, if a participant’s Employment transfers from the Company or a Designated Subsidiary eligible to participate in an offering under the 423 Component to a Designated Subsidiary eligible to participate in an offering under the Non-423 Component, the exercise of the participant’s option will be qualified under the 423 Component only to the extent such exercise complies with Section 423. If a participant’s Employment transfers from a Designated Subsidiary eligible to participate in an offering under the Non-423 Component to a Designated Subsidiary eligible to participate in an offering under the 423 Component, the exercise of the option will remain non-qualified under the Non-423 Component. The Administrator may establish different and additional rules governing transfers of Employment between entities eligible to participate in separate offerings within the 423 Component and between entities eligible to participate in offerings under the 423 Component and entities eligible to participate in offerings under the Non-423 Component.

(c) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of such stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, and with respect to an offering under the Section 423 Component, in each case, as determined in accordance with Section 423.

4. Offering Periods. The Plan shall be implemented by a series of separate Offering Periods. Unless otherwise determined by the Administrator, the Offering Periods will be successive periods of approximately six (6) months commencing on February 16th and August 16th of each year (or the first Trading Day thereafter), and ending approximately six (6) months later on August 15th and February 15th of each year (or the first Trading Day thereafter). The Administrator shall have the power to change the duration and/or the frequency of Offering Periods (including the commencement and ending dates thereof), and with respect to an offering under the Section 423 Component, in each case, to the extent permitted by Section 423. Eligible Employees may not participate in more than one Offering Period at a time.

5. Participation.

(a) An Employee who is eligible to participate in the Plan pursuant to Section 3 hereof may become a participant in the Plan with respect to an Offering Period by completing an enrollment form provided by the Company for such purpose and filing it with the Company’s payroll office prior to deadline specified therein.

(b) Payroll deductions for a participant for an Offering Period shall commence on the first practicable payroll date following the Offering Date and shall end on the last payroll paid in the Offering Period to which the enrollment form is applicable, unless sooner terminated as provided herein.

6. Method of Payment of Contributions.

(a) At the time a participant files his or her enrollment form as provided in Section 5 hereof, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twelve percent (12%) of such participant’s Compensation on each such payday. All payroll deductions made for a participant shall be credited to his or her Account under the Plan and shall be withheld in whole percentages only. If required under applicable law or if specifically provided in the offering or otherwise permitted by the Administrator (and, with respect to the Section 423 Component, to the extent permitted under Section 423), in addition to or instead of making Contributions by payroll deductions, a participant may make Contributions through the payment by cash, check or wire transfer prior to the applicable Purchase Date.

(b) A participant may discontinue his or her participation in the Plan as provided herein, or, on one occasion only during an Offering Period, may decrease the rate of his or her Contributions for the Offering Period (including to zero percent (0%)) by completing and filing with the Company a new enrollment form authorizing the decrease in Contribution rate. The change in rate shall be effective as of the next practicable payroll date, but no earlier than ten (10) business days after the participant has filed such new enrollment form. A participant may at any time change his or her rate of Contributions for future Offering Periods by completing and filing with the Company a new enrollment form on or before the deadline for the applicable Offering Period. Provided a participant remains an eligible Employee, such participant will be automatically re-enrolled in the next Offering Period, at the same rate of Contributions, unless the participant submits a new enrollment form or terminates his or her participation as provided herein, and the participant will be deemed to have accepted the terms and conditions of the Plan, any sub-plan and the enrollment form in effect at the time each subsequent Offering Period begins.

(c) Notwithstanding the foregoing, to the extent necessary to comply with applicable law and the Plan, and with respect to an offering under the 423 Component, with Section 423, a participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. In the event of any such decrease, the participant’s Contributions shall recommence at the rate provided in such participant’s enrollment form at the beginning of the next Offering Period which is scheduled to end in the following calendar year (or, with respect to an offering under the 423 Component, the first Offering Period the participant may participate in without violating Section 423 or the Plan), unless the participant completes and files a new enrollment form in accordance with Section 6(b) hereof or the participant’s participation is terminated in accordance with the Plan.

(d) Payroll deductions will be made on an after-tax basis. The Administrator will have the right, as a condition to the exercise of an option, to make such provision as it deems necessary to satisfy any withholding obligations the Company or a Subsidiary may have for Tax-Related Items. Without limitation to the foregoing, in the Administrator’s discretion and subject to applicable law, such tax obligations may be satisfied in whole or in part by delivery of shares of Common Stock to the Company, including shares of Common Stock purchased under the Plan, but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules; by withholding from the participant’s salary or any other cash payment due to the participant from the Company or a Subsidiary; or by withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date during such Offering Period a number of shares of Common Stock determined by dividing such participant’s Contributions accumulated prior to such Purchase Date and retained in the participant’s Account as of the Purchase Date by the purchase price specified in Section 7(b) below; provided, however, that the maximum number of shares of Common Stock a participant may purchase during each Purchase Period shall be 2,000 shares (subject to any adjustment pursuant to Section 18 hereof); and provided further that such purchase shall be subject to the limitations set forth in the Plan, including Sections 3(c) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof. Each option shall expire on the last day of the Offering Period to which it relates.

(b) Unless otherwise determined by the Administrator with respect to any Offering Period, the purchase price per share of Common Stock covered by each option granted under the Plan shall be the lower of: (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date; or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date.

8. Exercise of Option.

(a) Subject to the limitations set forth in the Plan, including Section 3(c) hereof, and unless a participant’s participation in the Plan has terminated as provided in Section 10 hereof, the participant’s option for the purchase of shares of Common Stock will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable purchase price specified in Section 7(b) hereof with the accumulated Contributions in his or her Account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. No fractional shares of Common Stock shall be purchased; any Contributions accumulated in a participant’s Account that are not sufficient to purchase a full share of Common Stock, and any other amounts credited to the participant’s Account that are not used to purchase shares, shall be returned (without interest, unless the payment of interest is otherwise required by applicable law) to the participant as soon as practicable thereafter. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue all Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 19 hereof. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary. The Company may make pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery. As promptly as practicable following each Purchase Date on which a purchase of shares of Common Stock occurs, the shares of Common Stock so purchased will be placed, in book-entry form, into a recordkeeping account in the name of the participant. Shares of Common Stock purchased under the Plan may, in the discretion of the Administrator, be subject to a restriction prohibiting the transfer, sale, pledge or alienation of such shares of Stock by a participant, other than by will or by the laws of descent and distribution, for such period following such purchase as may be determined by the Administrator. If the Administrator designates or approves a stock brokerage or other financial services firm (the “ESPP Broker”) to hold shares purchased under the Plan for the accounts of participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Common Stock purchased by each participant shall be transferred into an account established in the participant’s name with the ESPP Broker. Each participant shall be the beneficial owner of the Common Stock purchased under the Plan and shall have all rights of beneficial ownership in such Common

Stock. Unless the Administrator determines otherwise, a participant shall be free to undertake a disposition of the shares of Common Stock in his or her account at any time, but, in the absence of such a disposition, shares of Common Stock acquired pursuant to offering under the 423 Component must remain in the participant’s account at the ESPP Broker until the later of (i) two years after the first day of the Offering Period in which such Common Stock was acquired and (ii) one year after the acquisition of such Common Stock. Dividends paid in the form of shares of Common Stock with respect to Common Stock in a participant’s account shall be credited to such account. By electing to participate in the Plan, each participant agrees or will be deemed to have agreed to provide such information about any transfer of Common Stock acquired pursuant to the 423 Component that occurs within two years after the first day of the Offering Period in which such Common Stock was acquired and within one year after the acquisition of such Common Stock as may be requested by the Company or any Designated Subsidiary in order to assist it in complying with applicable tax laws. The Company may require that shares of Common Stock be retained with a particular broker or agent for a designated period of time and/or may establish other procedures to permit tracking of shares and compliance with applicable law.

10. Voluntary Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her Account and not yet used to exercise his or her option under the Plan at any time up to ten (10) business days prior to the applicable Purchase Date by giving written notice to the Company. All of the participant’s Contributions credited to his or her Account will be paid (without interest) to him or her as soon as practicable after the Company’s receipt of his or her notice of withdrawal and his or her option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, Contributions shall not resume at the beginning of the succeeding Offering Period unless the participant files a new enrollment form in accordance with Section 5 hereof.

(b) Upon termination of a participant’s Employment prior to the Purchase Date of an Offering Period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her Account but not yet used to exercise his or her option under the Plan will be returned (without interest) to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof as soon as practicable, and his or her option will be automatically terminated.

(c) In the event an Employee becomes ineligible to participate in the Plan during the Offering Period in which the Employee is a participant, as determined by the Administrator, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her Account but not yet used to exercise his or her option under the Plan will be returned (without interest) to him or her as soon as practicable, and his or her option will be automatically terminated.

(d) A participant’s withdrawal from an Offering Period by itself will not have any effect upon his or her eligibility to participate in a succeeding Offering Period that commences after the termination of the Offering Period from which the participant withdraws or in any similar plan which may hereafter be adopted by the Company.

11. Interest. Unless otherwise required by applicable law, no interest shall accrue on the Contributions of a participant in the Plan.

12. Stock.

(a) Subject to adjustment as provided in Section 18 hereof, 1,050,000 shares of Common Stock shall initially be available for purchase pursuant to the exercise of options granted under the Plan. Shares of Common Stock will not be treated as issued under the Plan, and will not reduce the number of shares available for purchase, unless and until, and to the extent, the shares are actually issued pursuant to the exercise of options under the Plan. If any option expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable, in whole or in part, the unpurchased shares of Common Stock subject to such option will not reduce the shares of Common Stock available hereunder. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 12(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) The participant will have no right to vote or receive dividends or any other rights as a shareholder of the Company with respect to the shares covered by his or her option until such option has been exercised and such shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the participant as provided in Section 9 hereof.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration. The Administrator shall administer the Plan, and shall have full and exclusive discretionary power to adopt, amend and rescind forms, rules and procedures relating to the Plan, to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan and otherwise do all things deemed necessary desirable and appropriate for the administration of the Plan and not inconsistent with the Plan. Every finding, decision and determination made by the Administrator shall, to the fullest extent permitted by law, be final and binding upon all parties. Without limitation to the foregoing, the Administrator shall have the power to designate which Subsidiaries will be eligible to participate in the Plan, whether such Designated Subsidiaries will participate in the 423 Component or the Non-423 Component, and, to the extent that the Company makes separate offerings, in which offering each Designated Subsidiary will be eligible to participate.

14. Designation of Beneficiary.

(a) If permitted by the Administrator, a participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s Account under the Plan in the event of such participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to him or her of such shares and cash. In addition, if permitted by the Administrator, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s Account under the Plan in the event of such participant’s death prior to the exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan and applicable laws (with such validity being determined by the Company in its sole discretion) who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither Contributions credited to a participant’s Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or to otherwise dispose of an option or right to receive shares shall be without effect, except that the Administrator may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof to the extent permitted by Section 423.

16. Use of Funds. Subject to applicable law, all Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to set aside in trust or otherwise segregate such Contributions from the Company’s general assets.

17. Reports. Individual Accounts will be maintained for each participant in the Plan. A report or notice will be given to participants following each Purchase Date, which statements will set forth the amounts of Contributions, the purchase price per share, the number of shares purchased and the amount of Contributions refunded or to be refunded.

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan, as well as the purchase price per share of each option under the Plan which has not yet been exercised and the maximum number of shares each participant may purchase during each Purchase Period.

(b) Corporate Transactions. In the event of a Covered Transaction, the Administrator may (i) provide that each outstanding option will be assumed or exchanged for a substitute option granted by the acquirer or successor corporation or by a parent or subsidiary of the acquirer or successor corporation; (ii) cancel each outstanding option and return the balances in participants’ Accounts to the participants; and/or (iii) pursuant to Section 19, terminate the Offering Period and/or Purchase Period on or before the date of the Covered Transaction.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. To the extent necessary to comply with Section 423 (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) Without limiting the other provisions of the Plan and, with respect to offerings under the 423 Component to the extent permitted by the applicable provisions of Section 423, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Exercise and Issuance of Shares. Options may not be exercised and Shares of Common Stock shall not be issued with respect to an option under the Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the rules and regulations promulgated under the Securities Act or the Exchange Act, the requirements of any stock exchange upon which the shares may then be listed, and all other securities, exchange control and other laws applicable to the Plan, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. No Effect on Employment. Nothing in the Plan shall be deemed to give any Employee the right to be retained in the employ of any Employer or to interfere with the right of the Employer to discharge the Employee at any time.

23. Separate Offerings; Sub-Plans. Notwithstanding the foregoing or any provision of the Plan to the contrary, consistent with the requirements of Section 423, the Administrator may, in its sole discretion, amend the terms of the Plan, or an offering, and/or provide for separate offerings under the Plan in order to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible Employees of a Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions. Without limiting the generality of, and consistent with, the foregoing, the Administrator specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Subsidiary eligible to participate in the Non-423 Component, do not have to comply with the requirements of Section 423.

24. Term of Plan; Effective Date. The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (i) the Plan’s termination by the Board; (ii) the issuance of all shares of Stock available for issuance under the Plan; and (iii) the day before the ten (10)-year anniversary of the date the Board approves the Plan. Shareholder approval of the Plan will be obtained prior to the date that is twelve (12) months after the date of Board approval. In the event that the Plan has not been approved by the shareholders of the Company prior to September 15, 2020, all options to purchase shares of Common Stock under the Plan will be cancelled and become null and void.

25. Miscellaneous.

(a) By electing to participate in the Plan, each participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or with respect to any option, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By electing to participate in the Plan, each participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a participant to agree to submit disputes arising under the terms of the Plan or in respect of any option to binding arbitration or as limiting the ability of the Company, to the extent permitted under Section 423 and applicable law, to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an option hereunder.

(b) Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any participant or to any other person by reason of any acceleration of income, any additional tax, and any penalty, interest or other liability asserted by reason of the failure of the 423 Component or any option granted under the 423 Component to satisfy the requirements of Section 423, by reason of the failure of the Non-423 Component or any option granted under the 423 Component to achieve any particular tax result under local law.

(c) Options and shares of Common Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator. Except as otherwise provided by the express terms of a sub-plan or separate offering described in Section 23, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of options under the Plan and all claims or disputes arising out of or based upon the Plan or any option or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(d) By electing to participate in the Plan, each participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any option; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any option, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any option or the subject matter thereof may not be enforced in or by such court.

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